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                                                                 EXHIBIT 10.4

                            EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made as of the 13th day of April, 1992, (the "Effective Date") by and among DIAL REIT, INC. ("Employer"), a Maryland corporation with its principal place of business at Suite 205, 11506 Nicholas Street, Omaha, Nebraska 68154, and JEROME L. HEINRICHS ("Executive"), a resident of the State of Nebraska.

                                 WITNESSETH:

     WHEREAS, Employer desires to employ Executive, and Executive wishes to be employed by Employer in the capacities hereinafter described, upon the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto mutually agree as follows:

     FIRST: EMPLOYMENT OF EXECUTIVE.

     (a) EMPLOYMENT. Subject to the terms and provisions of this Agreement and for the term hereinafter set forth, Employer hereby employs Executive to perform the duties of Executive Vice-President and Chief Operating Officer of Employer. Executive hereby accepts such employment.

     (b) REPRESENTATION BY EXECUTIVE. By signing this Agreement, Executive represents and warrants to Employer that he is not subject to any non-competition or other undertaking which in any respect would restrict Executive's rendering services hereunder and Executive shall indemnify and hold harmless

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Employer against all liability and expense which Employer might incur as a result of any breach of this representation and warranty.

     SECOND: DUTIES OF EXECUTIVE.

     (a) FULL WORKING TIME. Executive agrees that, during the term of his employment hereunder, he will devote his full working time and attention to the business and affairs of Employer as the Executive Vice-President and Chief Operating Officer; provided, however, Employer agrees that until January 1, 1993, Executive may spend a small portion of his working time in winding up his duties as President of Investors Realty, Inc. ("Investors"). The parties hereto acknowledge that from and after January 1, 1993 Executive may remain as a shareholder and a member of the Board of Directors of Investors and in such capacities may participate during non-working time in making significant policy decisions on behalf of Investors; provided, however, Executive shall not participate in the day-to-day management or operations of Investors; provided, further that Executive shall be entitled to continue to retain his Real Estate License through Investors indefinitely into the future and commensurate with said retention of his Real Estate License through Investors, Executive shall be entitled to receive referral fees from any source through Investors, free from any claim by Employer.

     (b) ASSIGNED DUTIES. Executive agrees that he will perform faithfully and to the best of his abilities such duties

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and services as are customarily performed and rendered by one holding the positions of Executive Vice-President and Chief Operating Officer, as well as such other duties and services as may be assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors (the "Board") of the Employer.

     (c) PASSIVE INVESTMENTS. Anything to the contrary notwithstanding, during the term of this Agreement and thereafter, Executive may continue to expend a limited portion of his working time and may continue to invest as a passive investor in any real estate project or venture so long as (i) such investment does not require Executive to devote to such investment (or anything related thereto) any significant portion of his working time and
(ii) such real estate project or venture does not involve the development, construction, operation, management, purchase or sale of a shopping center with more than 25,000 rentable square feet; provided, that any and all proceeds, fees and income from said investments shall be received directly by Executive, free from any claim by Employer.

     (d) OTHER FEES. Prior to Executive accepting or agreeing to accept any fee, salary, commission, interest, security or other gratuity, directly or indirectly (e.g., through any affiliate or family member), from any tenant, supplier or other person dealing, directly or indirectly, with Employer, Executive shall give prior written notice thereof to the Board. Upon written request of Employer, Executive shall provide to

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Employer copies of Executive's federal income tax returns to verify compliance with this provision.

     THIRD: COMPENSATION AND BENEFITS.

     In full consideration for the services to be performed by Executive hereunder and subject to the due performance thereof, Executive shall receive, during the term of his employment hereunder, the following remuneration:

     (a) BASE SALARY. Employer will pay Executive a base salary (hereinafter called the "Base Salary") at the rate of not less than One Hundred Twenty Thousand Dollars ($120,000.00) per annum, which Base Salary shall be payable, in accordance with Employer's usual paying practices, at such intervals as Employer pays its other senior executive employees (but in any event not less frequently than monthly). Executive's Base Salary shall be reviewed by the Board each calendar year during the term of Executive's employment hereunder (commencing in 1993), at which time the Board will set Executive's Base Salary for the then current calendar year; provided, however, in no event shall such Base Salary for any calendar year be less than the Base Salary set for the immediately preceding calendar year. In the event Executive shall be appointed the President of Employer, his then current Base Salary shall be increased prospectively by Ten Thousand Dollars ($10,000) per annum;
provided, further that in the event that Executive has eliminated Employer's potential conflicts of interest with Employer's affiliates, as determined by the Board, in its sole discretion, Executive shall receive an

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increase in salary of $10,000 independent of his entitled annual salary increase and other increases as provided herein; provided, further that it is generally understood that if Executive meets his expected performance as represented to Employer, Executive shall be entitled to an annual salary of not less than $150,000 following Executive's third year of employment.

     (b) FRINGE BENEFITS. Executive shall also be entitled to receive those customary "fringe benefits" (for example, medical and health insurance, disability insurance, group life insurance, paid sick leave, paid vacation and holidays and retirement plans) afforded by Employer from time to time to its senior level executives, provided Executive is otherwise eligible to receive the same and in each case Executive's participation shall be in accordance with the terms and conditions of the plans and programs as may be in effect from time to time (including any required employee contributions). Executive agrees that Employer may change, alter or eliminate, without Executive's consent, any and all of such "fringe benefits" at any time so long as any such change is applicable to all senior level executives.

     Subject to the provisions of the policies providing any insured "fringe benefit", Employer will continue to provide (the "Continuation Benefit") any such "fringe benefits" which were being provided to Executive on his Termination date, as defined in Paragraph FOURTH below, for up to two years following termination of this agreement by Employer (other than a Termination pursuant to Paragraph FIFTH hereof), or until

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Executive secures alternative employment providing similar benefits, whichever is sooner; provided, however, if the terms of any such insured "fringe benefit" will not permit such continued participation, Employer will reimburse Executive for the cost of comparable individual coverage.

     (c) EXPENSE REIMBURSEMENT. Employer shall reimburse Executive for all reasonable business expenses incurred by the Executive for all reasonable business expenses incurred by the Executive in the performance of his duties hereunder, which expenses shall be substantiated in accordance with the procedures of Employer and in accordance with the rules and regulations of the Internal Revenue Service (and any other taxing authority) to ensure that Employer is entitled to a deduction for same on its federal income tax returns (and any other applicable tax return), to the fullest extent permitted by law. Notwithstanding the foregoing, (i) any such expense in excess of $5,000 shall require the prior written approval of the Board and
(ii) any expense (regardless of the amount thereof) shall require the prior written approval of the Board if the sum of such expense and all other expenses for which Executive has requested reimbursement within the immediately preceding thirty (30) days shall exceed $3,500.

     (d) STOCK OPTION PLAN. Employer agrees to establish for the benefit of Executive the Stock Option Plan attached hereto as Exhibit A (the "Stock Plan"). Upon the termination for any reason of Executive's employment hereunder, Executive shall forfeit all of his unvested rights under the Stock Plan and shall

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not be entitled to any compensation or remuneration for the value of any such unvested rights or otherwise forfeited rights. Executive agrees that any stock he may purchase under the Stock Plan shall be for his own Account, for investment only, and not with a view towards resale or distribution thereof. Executive understands that there will be substantial restrictions on the transferability of any such stock and he will have no right to require that the stock be registered under the Securities Act of 1933 or any state securities law. The investment rights and privileges conferred on Executive by the Stock Plan shall not be transferred, assigned, pledged, hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process, and upon any attempted disposition or levy of attachment or similar process, such rights and privileges will immediately become null and void.

     (e) TAXES. The payment of all remuneration and benefits to Executive hereunder shall be subject to such federal, state and local taxes, deductions and withholdings as may be required by law. Executive acknowledges that his Internal Revenue Service Form W-2 (as well as corresponding state and local forms) with respect to each calendar year during the term hereof may include as income the value of certain of the "fringe benefits" and executive perquisites provided the Executive under this Agreement as and to the extent required by applicable law.

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     FOURTH:  TERM OF EMPLOYMENT.

     This Agreement shall continue in effect at will from and after the Effective Date until terminated by Employer or the Executive upon notice, as provided below. Upon any termination of Executive's employment hereunder, the obligation of Employer to pay further compensation or expenses to the Executive, except as provided in subparagraph (c) of Paragraph THIRD and Paragraphs SIXTH and SEVENTH, shall cease; provided, however, that any obligation of Employer which accrued prior to the Termination Date shall not be affected thereby. Executive's last day of employment with Employer shall be referred to in this Agreement as the "Termination Date" and shall constitute the end of the term of employment.

     FIFTH:  TERMINATION "FOR CAUSE".

     Executive's employment under this Agreement shall be terminated immediately upon notice to Executive (which notice shall contain a concise statement of the event(s) giving rise to the termination) (notice shall not be required with respect to subparagraph (f) of this Paragraph FIFTH) if any of the following events shall occur during the term hereof:

     (a) NEGLIGENCE. A good faith determination by the Board that Executive has been grossly negligent in carrying out, or willfully failed or refused to serve and carry out his duties and responsibilities as required by Paragraph SECOND; or

     (b) BREACH OF AGREEMENT. Executive breaches any material term of this Agreement and fails to cure such breach

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(where capable of cure) within ten (10) days after the receipt of written notice from Employer to Executive of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a breach and of the intent of Employer to terminate the Executive's employment upon the failure of the Executive to timely cure; or

     (c) MISCONDUCT. A good faith determination by the Board that Executive has willfully and knowingly committed an act of fraud, misappropriation, embezzlement, theft, dishonesty, breach of fiduciary duty involving personal profit or has willfully and knowingly violated any law, rule, or regulation (other than traffic violations or similar minor offenses); or

     (d) CRIMINAL OFFENSE. The indictment of Executive for any criminal offense (other than traffic violations or similar minor offenses); or

     (e) DISABILITY. The permanent disability of Executive, which, for the purposes hereof, shall be deemed to have occurred if, during any year during the term hereof, because of ill health, physical or mental disability, or for other reasons beyond Executive's control, Executive shall have been continuously unable to perform substantially all of his duties hereunder for ninety (90) or more consecutive days, or if, during any year during the term hereof, Executive shall have been unable to perform substantially all of his duties for a total period of one hundred and twenty (120) or more work days (exclusive of earned vacation and paid holidays), irrespective of whether

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or not such days are consecutive (for the purposes hereof, the phrase "any year during the term hereof" is defined to mean any continuous twelve (12) calendar month period during the term of the Agreement); or

     (f) DEATH. The death of Executive. Anything to the contrary notwithstanding, Executive shall not be entitled to receive the Termination Severance Payments, as described in Paragraph SIXTH, in the event Executive's employment is terminated pursuant to this Paragraph FIFTH. In the event that any termination by Employer pursuant to this Paragraph FIFTH is ever ultimately determined by any court, agency, or other tribunal to have been for a cause other than described under this Paragraph FIFTH, Employer's sole liability to Executive under this Agreement or otherwise at law or equity shall be for it to pay the Executive said Termination Severance Payments.

     SIXTH:  TERMINATION "WITHOUT CAUSE".

     (a) TERMINATION OF EMPLOYER WITHOUT CAUSE. In addition to its rights to terminate the employment of Executive under Paragraph FIFTH hereof, Employer shall have the right to terminate the employment of Executive for any reason at any time immediately upon notice to the Executive pursuant to this Paragraph SIXTH. In the event Employer shall exercise its termination rights under this Paragraph SIXTH, Employer will continue to pay Executive, as severance pay (herein the "Termination Severance Payments"), Executive's then current Base

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Salary, payable on Executive's normal pay dates for a period of twenty four
(24) months following the Termination Date; provided, however, that (i) during the period Executive is receiving the Termination Severance Payments, the Executive is receiving the Termination Severance Payments, the Executive shall make himself reasonably available to consult with the Board on Employer's business matters for up to five (5) days per month, and (ii) the obligation of Employer to make the Termination Severance Payments hereunder shall cease if the Executive shall violate any of the provisions of Paragraphs EIGHTH or NINTH hereof.

     (b) TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder at any time upon ninety (90) days' advance notice; provided, however, Employer may treat the employment of Executive as terminated at any time after receipt of such notice (in which case Employer shall continue to pay the Executive the Base Salary and to provide the Executive the benefits and perquisites he would have otherwise received for the remainder of such ninety-day notice period). No Termination Severance Payments will be due Executive in the event he terminates his employment hereunder.

     SEVENTH:  CHANGE IN CONTROL.

     (a) APPLICABILITY. The provisions of this Paragraph SEVENTH shall take effect only upon a change in control as defined in subparagraph (c) of this Paragraph SEVENTH ("Change in Control") of Employer which occurs during the first seventy-two (72) months of Executive's employment hereunder, which Change in Control must be followed by a deemed termination of Executive's


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employment as provided in subparagraph (d) of this Paragraph SEVENTH within twelve (12) months thereafter, and in such event, the provisions of this Paragraph SEVENTH shall supersede any other provisions in this Agreement to the contrary.

     (b) CHANGE IN CONTROL SEVERANCE PAYMENT. In the event Executive's employment shall be deemed terminated pursuant to subparagraph (d) of this Paragraph SEVENTH after a Change in Control, Executive shall be entitled to a single, lump sum, cash severance payment (the "Change in Control Severance Payment") in an amount equal to 200% of the Executive's then current annual rate of Base Salary. The Change in Control Severance Payment shall be made within thirty (30) days of the date of termination. In addition to the Change of Control Severance Payment, Executive shall also be entitled to receive the Continuation Benefit, as provided for in subparagraph (b) of Paragraph THIRD hereof.

     (c) DEFINITION OF "CHANGE IN CONTROL". For purposes of this Agreement, "Change in Control" shall be deemed to have occurred if:

         (i) Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by former shareholders of Employer or any of their affiliates

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              (within the meaning of the Securities Exchange Act of 1934);

         (ii) Employer shall sell substantially all of its assets to an unaffiliated corporation. For purposes of this provision, an "unaffiliated corporation" shall mean any corporation in which Employer or any of its affiliate owns less than 50% of the outstanding voting securities; or

        (iii) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the Effective Date or the date of the deemed termination of employment) of the Securities
              Exchange Act of 1934, which is not an affiliate of Employer shall acquire more than 50% of the outstanding voting securities of Employer, beneficially or of record).

     For purposes of this subparagraph (c), ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on September 1, 1989) pursuant to the Securities Exchange Act of 1934.

     (d) DEEMED TERMINATION. For the purposes of this Paragraph SEVENTH, executive's Employment with Employer hereunder shall be deemed terminated if:

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          (i)  There is a significant change in the level of responsibility or authority given to Executive from that held by him immediately prior to the Change in Control, unless such change is agreed to in writing by Executive; or

         (ii) There is a reduction in Base Salary, or significant reduction in benefits from that to which Executive was entitled immediately prior to the Change in Control, unless such change is agreed to in writing by Executive; or

        (iii) Executive is required to change the location of his employment in effect immediately prior to the Change in Control by more than fifty (50) miles, unless Executive agrees in writing to such change.

     EIGHTH:  CONFIDENTIAL INFORMATION.

     (a) EXECUTIVE COVENANTS. Executive hereby acknowledges that during the course of his employment hereunder he may come into contact with certain confidential and proprietary information of Employer. Executive agrees that during the term of his employment, and for a two-year period after the Termination Date, he will not, directly or indirectly, use for himself or use for, or disclose to, any party other than Employer, any secret or confidential information or data of

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Employer. including, but not limited to, Employer's prices, uses, methods, customers or suppliers (and pertinent information respecting transactions and prospective transactions therewith).

     (b) DOCUMENTS. All documents, files (including files stored on any media) and tangible items provided to Executive by Employer, created by Executive or otherwise coming into Executive's use in connection with his employment hereunder are the property of Employer and shall be promptly returned to Employer upon termination of Executive's employment hereunder together with all copies, recordings, abstracts, notes, or reproductions of any kind made from or about such documents, files and tangible items or the information they contain.

     NINTH: POST-TERMINATION RESTRICTIONS.

     Recognizing that an important element of Employer's business success is the information, business relationships and confidential and proprietary business information entrusted to its employees, Executive agrees that for a period of two (2) years following the Termination Date, regardless of how Executive's termination occurs, Executive will not directly or indirectly cause or attempt to cause any actual tenant or prospective tenant of Employer with whom Executive has dealt or on whose account Executive worked, at any time during Executive's last two (2) years of employment with Employer, to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with Employer.


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     TENTH: EMPLOYER'S RIGHT TO INJUNCTIVE RELIEF.

     In the event of a breach or threatened breach of any of Executive's duties and obligations under the terms and provisions of Paragraphs EIGHTH or NINTH hereof, Employer shall be entitled, in addition to any other legal or equitable remedies Employer may have in connection therewith (including any right to damages that Employer may suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach. Executive hereby expressly acknowledges that the harm which might result to Employer's goodwill or its relationships with its tenants or prospective tenants of Employer with whom Executive has dealt, or as a result of the disclosure or use of Employer's confidential and proprietary information, is largely irreparable. In view of the parties' recognition and agreement that Employer is entitled after Executive's termination of employment to certain limited protection from competition by Executive, Executive and Employer agree that the running of the period set forth in Paragraph NINTH hereof shall be tolled during any period of time in which Executive violates such Paragraph.

     ELEVENTH: NON-WAIVER OF RIGHTS.

     The failure of Employer to enforce at any time any of the provisions of this Agreement or to require at any time performance by Executive of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof,


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or the right of Employer thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     TWELFTH: GOVERNING LAW.

     This Agreement is executed and delivered in the State of Nebraska and shall be construed and enforced in accordance with, and shall be governed by, the laws of such State.

     THIRTEENTH: NOTICES.

     All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient if delivered or mailed, by certified or registered mail, return receipt requested, postage paid, in the case of Executive, to his last known address on file with Employer, and, in the case of Employer, to its principal office. Such notice shall be effective upon deposit in the United States mail or actual delivery, as the case may be.

     FOURTEENTH: SEVERABILITY; INTERPRETATION; LEGAL FEES.

     Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable laws, rules, and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision, or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect,

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and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. In the event of any dispute which Employer and Executive are not able to resolve amicably, and either party thereafter commences any litigation to enforce any right or benefit provided under this Agreement, which is the subject of such dispute, the successful party for the reasonable legal fees and expenses incurred by the successful party in such litigation.

     Anything to the contrary notwithstanding, any payment otherwise payable to Executive hereunder shall not be due and payable if the payment of same would violate any applicable law, rule or regulation and, in such event, no compensating payments to Executive shall be due or made.

     FIFTEENTH: ENTIRE AGREEMENT.

     Except for a certain agreement by and between Executive and Employer dated December 20, 1991 concerning certain consulting duties to be provided by Executive to the Employer, this Agreement constitutes the entire agreement between the parties relative to the employment by Employer of Executive and any and all prior representations, agreements, correspondence, or memoranda with respect thereto are superseded hereby. No promises, covenants or representations of any character or nature


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other than those expressly stated herein have been made to induce to either party to enter into this Agreement. This Agreement shall not be modified, waived, or discharged except in a writing duly signed by each of the parties.

     SIXTEENTH: ASSIGNABILITY.

     The services to be performed by Executive hereunder are personal in nature and therefore Executive shall not assign all or any portion or his rights, or delegate all or any portion of his obligations, under this Agreement, and any attempted or purported assignment or delegation not expressly permitted by Employer in writing shall be null and void, AB INITIO.

     SEVENTEENTH: SUCCESSORS.

     Subject to the provisions of Paragraph SIXTEENTH hereof, this Agreement shall be binding upon and shall inure to the benefit of Employer and Executive and their respective heirs, executors, administrators, legal administrators, successors and assigns.

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     EIGHTEENTH: HEADINGS.

     Headings are provided herein for convenience only and shall not modify or alter the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                      DIAL REIT, INC.



                                      By:  /s/  JOSEPH H. CARTER
                                         ------------------------------------
                                         Its:           President
                                              -------------------------------
                                         Date of Execution:     4-30-92
                                                           ------------------

                                         /s/   JEROME L. HEINRICHS
                                         ------------------------------------
                                         JEROME L. HEINRICHS

                                              -------------------------------
                                         Date of Execution:     4-30-92
                                                           ------------------


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